UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Amendment No.5)

Under the Securities Exchange Act of 1934

eDiets.com, Inc.

------------------------------------------

(Name of Issuer)

COMMON STOCK, $.001 par value per share

-------------------------------------

(Title of Class of Securities)

280597105

---------

(CUSIP Number)

Murray A. Indick

Prides Capital Partners, L.L.C.

200 High Street, Suite 700

Boston, MA 02110

(617) 778-9200

-------------------

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

May 8, 2007

-----------------

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box ☐.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 280597105 SCHEDULE 13D
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1. NAME OF REPORTING PERSON

Prides Capital Partners, L.L.C.

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

20-0654530

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) []

(b) ☒

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3. SEC USE ONLY

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4. SOURCE OF FUNDS*

See Item 3

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5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e)

☐

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6. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
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7. SOLE VOTING POWER

-0-

---------------------------------------------------------------------------------------------------------------------------------

8. SHARED VOTING POWER

12,329,307**
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9. SOLE DISPOSITIVE POWER

-0-

---------------------------------------------------------------------------------------------------------------------------------

10. SHARED DISPOSITIVE POWER

12,329,307**

---------------------------------------------------------------------------------------------------------------------------------

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,329,307**

---------------------------------------------------------------------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES

☐

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13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

49.9%**

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14. TYPE OF REPORTING PERSON

OO ( Limited Liability Company)

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** See Item 5

CUSIP NO. 280597105 SCHEDULE 13D
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1. NAME OF REPORTING PERSON

Kevin A. Richardson, II

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) []

(b) ☒

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3. SEC USE ONLY

---------------------------------------------------------------------------------------------------------------------------------

4. SOURCE OF FUNDS*

See Item 3

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5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e)

☐

---------------------------------------------------------------------------------------------------------------------------------

6. CITIZENSHIP OR PLACE OF ORGANIZATION

USA

---------------------------------------------------------------------------------------------------------------------------------

7. SOLE VOTING POWER

-0-

---------------------------------------------------------------------------------------------------------------------------------

8. SHARED VOTING POWER

12,329,307**
---------------------------------------------------------------------------------------------------------------------------------

9. SOLE DISPOSITIVE POWER

-0-

---------------------------------------------------------------------------------------------------------------------------------

10. SHARED DISPOSITIVE POWER

12,329,307**

---------------------------------------------------------------------------------------------------------------------------------

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,329,307**
---------------------------------------------------------------------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES

☐

---------------------------------------------------------------------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

49.9%**

---------------------------------------------------------------------------------------------------------------------------------

14. TYPE OF REPORTING PERSON

IN

---------------------------------------------------------------------------------------------------------------------------------

** See Item 5

CUSIP NO. 280597105 SCHEDULE 13D
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1. NAME OF REPORTING PERSON

Henry J. Lawlor, Jr.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) []

(b) ☒

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3. SEC USE ONLY

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4. SOURCE OF FUNDS*

See Item 3

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5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e)

☐

---------------------------------------------------------------------------------------------------------------------------------

6. CITIZENSHIP OR PLACE OF ORGANIZATION

USA
---------------------------------------------------------------------------------------------------------------------------------

7. SOLE VOTING POWER

-0-

---------------------------------------------------------------------------------------------------------------------------------

8. SHARED VOTING POWER

12,329,307**
---------------------------------------------------------------------------------------------------------------------------------

9. SOLE DISPOSITIVE POWER

-0-

---------------------------------------------------------------------------------------------------------------------------------

10. SHARED DISPOSITIVE POWER

12,329,307**

---------------------------------------------------------------------------------------------------------------------------------

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,329,307**

---------------------------------------------------------------------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES

☐

---------------------------------------------------------------------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

49.9%**

---------------------------------------------------------------------------------------------------------------------------------

14. TYPE OF REPORTING PERSON

IN

---------------------------------------------------------------------------------------------------------------------------------

** See Item 5

CUSIP NO. 280597105 SCHEDULE 13D
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1. NAME OF REPORTING PERSON

Murray A. Indick

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) []

(b) ☒

---------------------------------------------------------------------------------------------------------------------------------

3. SEC USE ONLY

---------------------------------------------------------------------------------------------------------------------------------

4.SOURCE OF FUNDS*

See Item 3

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5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e)

☐

---------------------------------------------------------------------------------------------------------------------------------

6. CITIZENSHIP OR PLACE OF ORGANIZATION

USA

---------------------------------------------------------------------------------------------------------------------------------

7. SOLE VOTING POWER

-0-

---------------------------------------------------------------------------------------------------------------------------------

8. SHARED VOTING POWER

12,329,307**
---------------------------------------------------------------------------------------------------------------------------------

9. SOLE DISPOSITIVE POWER

-0-

---------------------------------------------------------------------------------------------------------------------------------

10. SHARED DISPOSITIVE POWER

12,329,307**

---------------------------------------------------------------------------------------------------------------------------------

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,329,307**
---------------------------------------------------------------------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES

☐

---------------------------------------------------------------------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

49.9%**

---------------------------------------------------------------------------------------------------------------------------------

14. TYPE OF REPORTING PERSON

IN

---------------------------------------------------------------------------------------------------------------------------------

** See Item 5

CUSIP NO. 280597105 SCHEDULE 13D
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1. NAME OF REPORTING PERSON

Charles E. McCarthy

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) []

(b) ☒

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3. SEC USE ONLY

---------------------------------------------------------------------------------------------------------------------------------

4. SOURCE OF FUNDS*

See Item 3

---------------------------------------------------------------------------------------------------------------------------------

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e)

☐

---------------------------------------------------------------------------------------------------------------------------------

6. CITIZENSHIP OR PLACE OF ORGANIZATION

USA
---------------------------------------------------------------------------------------------------------------------------------

7. SOLE VOTING POWER

-0-

---------------------------------------------------------------------------------------------------------------------------------

8. SHARED VOTING POWER

12,329,307**
---------------------------------------------------------------------------------------------------------------------------------

9. SOLE DISPOSITIVE POWER

-0-

---------------------------------------------------------------------------------------------------------------------------------

10. SHARED DISPOSITIVE POWER

12,329,307**

---------------------------------------------------------------------------------------------------------------------------------

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,329,307**
---------------------------------------------------------------------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES

☐

---------------------------------------------------------------------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

49.9%**

---------------------------------------------------------------------------------------------------------------------------------

14. TYPE OF REPORTING PERSON

IN

---------------------------------------------------------------------------------------------------------------------------------

** See Item 5

CUSIP NO. 280597105 SCHEDULE 13D
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1. NAME OF REPORTING PERSON

Christian Puscasiu

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) []

(b) ☒

---------------------------------------------------------------------------------------------------------------------------------

3. SEC USE ONLY

---------------------------------------------------------------------------------------------------------------------------------

4. SOURCE OF FUNDS*

See Item 3

---------------------------------------------------------------------------------------------------------------------------------

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e)

☐

---------------------------------------------------------------------------------------------------------------------------------

6. CITIZENSHIP OR PLACE OF ORGANIZATION

USA
---------------------------------------------------------------------------------------------------------------------------------

7. SOLE VOTING POWER

-0-

---------------------------------------------------------------------------------------------------------------------------------

8. SHARED VOTING POWER

12,329,307**
---------------------------------------------------------------------------------------------------------------------------------

9. SOLE DISPOSITIVE POWER

-0-

---------------------------------------------------------------------------------------------------------------------------------

10. SHARED DISPOSITIVE POWER

12,329,307**

---------------------------------------------------------------------------------------------------------------------------------

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,329,307**
---------------------------------------------------------------------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES

☐

---------------------------------------------------------------------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

49.9%**

---------------------------------------------------------------------------------------------------------------------------------

14. TYPE OF REPORTING PERSON

IN

---------------------------------------------------------------------------------------------------------------------------------

** See Item 5

CUSIP NO. 280597105 SCHEDULE 13D

Item 1. Security and Issuer

-------------------------------------

This Amendment No. 5 amends the Statement on Schedule 13D (the "Schedule 13D") filed with the Securities and Exchange Commission (the "Commission") on March 29, 2007 by Prides Capital Partners, L.L.C., a Delaware limited liability company, Kevin A. Richardson, II, Henry J. Lawlor, Jr., Murray A. Indick, Charles E. McCarthy and Christian Puscasiu. This amendment to the Schedule 13D relates to the shares of Common Stock, $.001 par value (the "Common Stock") of eDiets.com, Inc. a Delaware corporation (the "Issuer"). The principal executive office and mailing address of the Issuer is 3801 W. Hillsboro Boulevard, Deerfield Beach, Florida 33442. The following amendments to the Schedule 13D are hereby made. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Scheduled 13D.

Item 5. Interest in Securities of the Issuer

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(a),(b) According to the Issuer’s 10-Q filed on May 10, 2007, there were 24,706,144 shares of Common Stock issued and outstanding as of May 4, 2007. Based on such information, after taking into account the transactions described in Item 5(c) below, the Reporting Persons report beneficial ownership of 12,329,307 shares of Common Stock, representing 49.9% of common stock outstanding, held by Prides Capital Partners, L.L.C. Voting and investment power concerning the above shares are held solely by Prides Capital Partners, L.L.C.

Although Kevin A. Richardson, II, Henry J. Lawlor, Jr., Murray A. Indick, Charles E. McCarthy and Christian Puscasiu are joining in this Schedule as Reporting Persons, the filing of this Schedule shall not be construed as an admission that any of them are, for any purpose, the beneficial owner of any of the securities that are beneficially owned by Prides Capital Partners, L.L.C.

(c) Since the date of the last purchases reported on Schedule 13D, the Reporting Persons have made the following purchases in the open market:

Trade Date	Shares	Price/Share
3-29-07	230,000	3.6861
3-30-07	700	3.7557
5-8-07	850,000	3.4054
5-9-07	50,000	3.4906
5-10-07	8,153	3.4631

In addition, in connection with their service as members of the directors of the board of the Issuer, Steven L. Cootey and Kevin A. Richardson II were awarded 22,427 shares of restricted stock on April 2, 2007. Reference is made to the filing on Form 4 made on April 4, 2007 for the details of the vesting of these shares. All of these shares have been included in the ownership by the Reporting Persons.

CUSIP NO. 280597105 SCHEDULE 13D

Item 7. Material to be Filed as Exhibits

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Exhibit A	Joint Filing Undertaking

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: May 15, 2007

Prides Capital Partners, L.L.C.

By:	/s/ Murray A. Indick
-----------------------
Murray A. Indick Managing Member

Kevin A. Richardson, II

/s/ Murray A. Indick		By:	/s/ Murray A. Indick
-----------------------			-----------------------
Murray A. Indick			Murray A. Indick Attorney-in-Fact

Henry J. Lawlor, Jr.		Charles E. McCarthy

By:	/s/ Murray A. Indick	By:	/s/ Murray A. Indick
	-----------------------		-----------------------
	Murray A. Indick Attorney-in-Fact		Murray A. Indick Attorney-in-Fact

Christian Puscasiu

By:	/s/ Murray A. Indick
-----------------------
Murray A. Indick Attorney-in-Fact

CUSIP NO. 280597105 SCHEDULE 13D

Exhibit A

JOINT FILING UNDERTAKING

The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Dated: May 15, 2007

By:	/s/ Murray A. Indick
-----------------------
Murray A. Indick Managing Member

Kevin A. Richardson, II

/s/ Murray A. Indick		By:	/s/ Murray A. Indick
-----------------------			-----------------------
Murray A. Indick			Murray A. Indick Attorney-in-Fact

Henry J. Lawlor, Jr.		Charles E. McCarthy

By:	/s/ Murray A. Indick	By:	/s/ Murray A. Indick
	-----------------------		-----------------------
	Murray A. Indick Attorney-in-Fact		Murray A. Indick Attorney-in-Fact

Christian Puscasiu

By:	/s/ Murray A. Indick
-----------------------
Murray A. Indick Attorney-in-Fact